EXHIBIT 10.22

EMPLOYMENT AGREEMENT

Agreement as agreed on the 10th day of October, 2000 and signed on the 28th of December, 2000, by and between

1.      AXONYX EUROPE B.V. having its corporate office at WAAIER 38, 2451 VW LEIMUIDEN, THE NETHERLANDS,  and represented by MR. GOSSE BRUINSMA, President-director ( hereinafter referred to as ‘Axonyx’ ) and

2.      MR. GOSSE BRUINSMA, MD now residing at BILDERDIJKSTRAAT 9, 2311 XD, LEIDEN, THE NETHERLANDS ( hereinafter referred to as ‘Employee’)

WITNESSETH

Whereas, Employee has stated that he is fully entitled and available to serve Axonyx nationally and internationally and that he has in that respect no restrictions or obligations with respect to anybody;

Whereas, Axonyx deals with highly confidential information, which is of great value to Axonyx, and which must be protected from an non authorized disclosure; and

Whereas, in order to hire the Employee, Axonyx requires that the Employee executes this agreement;

Now, therefore, in consideration of mutual covenants herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, Axonyx and the Employee hereby agree as follows:

1.       Employment of Employee

Axonyx hereby employs the Employee as PRESIDENT, of AXONYX, reporting to the CEO of Axonyx Inc. USA and Employee will assume the position, on the2nd of October, 2000

2.       Term

The term of employment of the employee is a guaranteed TWO year contract, at undiminished terms and conditions, effective upon date of last signature to contract and to be renegotiated at least 6 months prior to expiration of the two year period.  In the event the Agreement is not renewed Axonyx agrees to continue the salary and benefits at undiminished terms and conditions for an additional six months beyond the two year contract.

3.       Employment services

The President, Axonyx, is an integral member of the corporate level, senior management team of Axonyx Inc. USA and such as is expected to provide senior level input to the establishment of overall company objectives and strategies.  He is further responsible for the establishment and ongoing general management of any and all multinational and scientific/clinical representation required but not limited to Europe, Japan and Australia. These activities are to support the business and drug/diagnostic product development requirements of the company and will be in with agreed upon corporate objectives and strategies. This position is critical to the overall success of company and is focused on optimizing the company’s investment(s) and shareholder value.

4.       Remuneration

In consideration of the services to be rendered by the Employee hereunder, Axonyx shall pay to the employee and the Employee aggress to accept, as full compensation for such services:

(a)      A SALARY at the rate of Dfl. 425,000 gross, per year, payable in twelve equal  calendar month installments, in arrears, to the blank account indicated by the Employee.  Any partial month will pro-rated accordingly.  The gross salary includes the statutory holiday allowance. Axonyx will bear all employer-related expenses related to the employ of Dr. Bruinsma, including any and all by law mandatory social premiums, due to the Dutch government.

(b)      A BONUS of a minimum of Dfl. 46,000 at the end of each 1st quarter of each calendar year, Including anno 2001

(c)      The Employee is entitled to a stock option scheme concerning shares of Axonyx, Inc.

The terms of this scheme are:

c. 1 - the total amount of ten-year options shall be 150,000

c. 2 - the option price is fixed at US$9,50, being the actual trading price of Axonyx shares on October 10, 2000

c. 3 - the options shall be vested as follows:

           •       25,000 as from the date of this agreement.

           •       50,000 on the 10th of October, 2001.

           •       25,000 on the 10th of October, 2002.

           •       25,000 on the 10th of October, 2003.

           •       25,000 on the 10th of October, 2004.

c. 4 - if at any of the afore mentioned dates the Employment agreement has been terminated or has not been renewed, a vesting shall not take place.

c. 5 - Axonyx will grant a non-recourse loan to the Employee up to the amount that the Employee is due to Dutch Tax Authorities wit regard to the stock option scheme.  The interest rate will be 4%. Any sale of shares shall incur a proportional redemption of the loan.

5.       Expenses

Dfl. 57,500 is available to Dr. Bruinsma for the reimbursement to expenses. These expenses can be, but are not limited to the following:

• The use of home office and personal equipment ( computers, telephones, fax  machines, etc.)

• Health insurance premium

• Life insurance premium

• Disability Insurance premium

• Pension distribution/contribution

• Auto Lease premium

Capital expenses associated with the purchase of a any and all office equipment required for the conduct of normal Axonyx business, including computers, telephones, fax machines, etc. are not included in the above reimbursements. Any such equipment purchased will remain the property of Axonyx.

Conduct of business costs associated with Axonyx, e.g. land line telephone/fax subscription and call charges, mobile telephone subscription and call charges, petrol, transportation and hotel costs, presentation and entertainment costs, etc. will be regarded as direct company expenses and reimbursed separately.

All costs associated with salary and general Administration activities that could be ontracted to third parties, are for the direct costs of Axonyx.

6.       Holidays

The Employee shall be entitled with full remuneration to twenty (20) vacation days per year.

7.       Termination

a)        The Employee’s employment hereunder may be terminated immediately by Axonyx for Cause upon written notice to the Employee.  Cause for purposes of this agreement shall mean any (1) willful disregard of or failure to perform duties, (2) habitual absence from employment, (3) drunkenness or drug abuse, (4) dishonesty, (5) the breach by Employee of any material provision of this Agreement, (6) selling, passing on or otherwise using without permission any confidential information of Axonyx, (7) action or engagement in competition of Axonyx, or (8) death.

b)       In the event the Employee, due to physical or mental injury, illness, disability or incapacity, shall fail to render the services provided for in this Agreement for a consecutive period of twelve months, Axonyx may, at its option, terminate the Employee’s employment hereunder thirty (30) days prior written notice to the Employee or his legal representative.

c)       The Employee may terminate his employment hereunder by two (2) months prior written notice to Axonyx that he desires to terminate this Agreement at the end of the then current period of extension. In the event that the Employee gives notice of termination to Axonyx pursuant to this Section, Axonyx may immediately terminate this Employee’s employment.

8.       Non-Disclosure of Confidential Information and Non-Competition

(1)      A- The Employee acknowledges that it is the police of Axonyx to maintain as secret and confidential all Confidential Information as hereinafter defined.

‘Confidential Information’ shall mean any information, not generally known in the Company’s industry, which gives Axonyx a competitive advantage in the industry, heretofore or hereafter acquired, discovered, developed, conceived, originated, used,  or prepared by Axonyx or by an employee of Axonyx as the result of employment with the Axonyx and which falls within the following general categories:

(a)    information relating to trade secrets of Axonyx or any customer of the Axonyx:

(b)    information relating to existing or contemplated products, services, technology, designs, processes, manuals, formulas, computer systems, and/or software, and any research or development of Axonyx or any  customer of Axonyx

(c)    information relating to business plans, sales or marketing methods, methods of doing business, customer lists., consumer usages and/or requirements, and supplier of Axonyx or any customer of Axonyx

(d)    any other Confidential Information that either Axonyx or any customer of Axonyx may wish to protect by patent, copyright or by keeping it secret and confidential

B - The Employee recognizes that the services to be performed by the Employee are special and unique, and that by reason of duties, he will acquire Confidential Information.  The Employee recognizes that all such Confidential Information is the Property of Axonyx. In consideration of Axonyx entering into this Agreement, the Employee agrees that:

(a)    the Employee shall never, during the term of his employment or thereafter, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential information obtained in connection with his employment by Axonyx without the prior written consent of Company’s board of directors, acting independently, it being understood that this subparagraph shall survive the term of this Agreement;

(b)    during the term of his employment by Axonyx, shall exercise all due diligent precautions to protect the integrity of Axonyx’ customer lists, mailing lists and sources thereof, statistical data and compilations, agreements, contracts, manuals or other documents embodying any Confidential Information and, upon termination of his collaboration, he shall return all such documents and any copies thereof, in his possession or control;

C-Upon  the termination or expiration of this Agreement, the Employee shall immediately deliver  to Axonyx all the books, record, memoranda, reports, data and documents relating to Axonyx’ business and customers and other assets of Axonyx in the possession, custody or under control of the employee, whether of not such material contains Confidential Information.

The employee agrees that provisions of this paragraph are reasonably necessary to protect the Proprietary rights of the Company in confidential Information and it’s trade secrets, goodwill and reputation.

(2)      A- During the Non-Competition Period ( as hereinafter defined) the Employee shall not in any way, be engaged, directly or indirectly, anywhere within the United States, Europe and/or each country in which Axonyx has customer and/or product facilities and/or Joint Ventures, as an employee, partner, officer, director, representative, consultant, agent or stockholder (other than as the holder of not more than five per cent (5%) of the stock of a corporation the shares of which are publicly traded) of any corporation, partnership, or other form of business entity engaged in the business of designing and  developing products or services similar to the products or services of Anoxyx.

Without limiting the foregoing, during the Non-Competitive Period the employee shall not seek to persuade, directly or indirectly, any director, officer, or employee of Axonyx to discontinue that individual’s status or employment with Axonyx, nor to become employed in activity similar to or competitive with the activities of Anonyx, nor will be, directly or indirectly, hire or retain any such person, nor will he solicit or cause authorization, directly or indirectly, to be solicited, for or on behalf of himself or any third party, from others who are customers of Axonyx, any business which is competitive with Axonyx.

B- For purposes of this Agreement, the Non-Competitive Period shall mean the period commencing on the date hereof and ending TWO YEARS after the date that the Employee’s employment hereunder is terminated.

(3)      The Employee acknowledges that any breach or alleged breach or alleges threatened breach by him of the provisions contained in this Selection 8 can cause irreparable harm to Axonyx for which Axonyx would have no adequate remedy at law.  In the event of a breach or threatened breach or an alleged threatened breach or alleged threatened breach by the Employee of any such provisions, Axonyx, in addition to any and all other rights and remedies it may have under this Agreement or otherwise may immediately seek any judicial action that Axonyx may deem necessary including, without limitation, the obtaining of temporary and preliminary injunctive relief.

9.       Warranties

The Employee hereby represents and warrants the following to Axonyx:

a)      The Employee is able in all aspects to execute and perform this Agreement, and the execution and performance hereof does not constitute breach of default under any other agreement, contract or arrangement which is binding upon the Employee.

b)     The Employee is entering into this Agreement in good faith.

10.     Assignment of Work Product

a)      Employee agrees that, with respect to his work product resulting from any research or other developmental activities performed in connection with his duties hereunder, any such developments made by Employee or under Employee’s direction shall be the sole and complete property Axonyx and that any and all patents and copyrights resulting therefrom shall belong to Axonyx except as determined by any specific provision herein.

b)     In the event that, during or subsequent to the employment of the Employee’s assistance is needed in securing, defending or enforcing any patent or copyright of which the employee is an inventor, co-inventor, author, designer, etc., the Employee shall comply upon reasonable requests to assist Axonyx without any additional compensation, it being understood that this subparagraph shall survive the term of this Agreement.

11.     Amendment and Entire Agreement

This agreement cannot be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom the enforcer of any waiver, change, discharge or termination is sought. This Agreement contains the entire understanding between Axonyx and the Employee with respect to the matters referenced to herein.

12.     Severability

In the event of the invalidity or unenforceability of any one more provisions of this Agreement, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions shall be deemed to remain full force effect.

13.     Governing Law

The Agreement shall be construed and governed in accordance with the laws of THE KINGDOM OF THE NETHERLANDS.  The competent court shall be the one according to the Laws of the Kingdom of the Netherlands.

14.     Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but of which together shall constitute one and the same instrument.

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

/s/ Marvin S. Hausman	/s/ Gosse Bruinsma
Marvin S. Hausman, M.D.	Gosse Bruinsma MD
President & CEO
Axonyx Inc.